EXHIBIT 10.5

ESPEY MFG. & ELECTRONICS CORP.

Retired Director Compensation Program

Directors who have served on the Espey Board of Directors for several years bring unique knowledge and experience to Espey (the “Company”). For its future success and growth, and to provide continuity, Espey must attract the best candidates for its board of directors and must maintain access to its existing directors In order to take advantage of the expertise and knowledge of retiring directors and in order to attract outstanding new directors for the Company, the Board has instituted the Retired Director Compensation Program (“Program”).

Under the Program, after at least seven years of continuous service on the Espey Board of Directors, including service prior to the date of this Program, a director who retires and/or ceases to serve as a director for any reason, except termination for just and reasonable cause (just and reasonable cause does not include failure to be nominated and/or re-elected as a director), may serve at his or her discretion, as a director emeritus. The term of a director emeritus, which shall not exceed four years, shall be calculated on the basis of one quarter of a year for each year of service as a board member and shall commence immediately upon the date he/she ceases to serve as a director. The director emeritus is required to attend 75% of the board meetings in a calendar year, in person or by phone. As compensation for his or her ongoing participation in board activities, the director continues to receive the director fees paid to that director at the point of his or her retirement or termination from the board. The director shall also continue to participate in the Company’s insurance programs on the same terms and at the same cost that Espey offers its employees. The Program commences upon retirement or termination from the board, and terminates at the earlier of the end of the term or the death of the director emeritus. The director emeritus shall not be entitled to vote.

An employee-director is not eligible to participate and cannot receive payment under the Program. A non-employee director cannot receive compensation under the Program if he/she receives compensation at the same time under any other Company compensation or severance contract or program.

Effective June 2, 2017, except for those individuals whose rights are already vested, no additional individuals shall accrue any rights under the Program.

Mandatory Retirement

Except as provided in the Retired Director Compensation Program, Directors are required to retire from the Espey Board of Directors at age 76 provided, however, that any director, who attains or has attained the age of 76 during his term as director, may delay retirement until completion of his or her term.

Amended effective June 2, 2017

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